Exhibit 10.2

November 14, 2003

SEPARATION AGREEMENT AND GENERAL RELEASE

1. Purpose of Agreement: The intent of this Separation Agreement and General Release (“Agreement”) is to amicably, mutually, and finally resolve and compromise all issues and claims surrounding the employment of R. ELLIOT CARPENTER (“Elliot Carpenter”) with ROXIO, INC. (“Roxio”), as well as the termination of such employment.

2. Roxio’s Consideration for Agreement: In exchange for the release and agreements described herein, Roxio agrees as follows:

a) Elliot Carpenter will cease to represent Roxio or otherwise act in the position of Vice President and Chief Financial Officer, effective at the earlier of the appointment of a CFO replacement or December 31, 2003 (the “Effective Date”), at which time Elliot Carpenter will continue to serve as a non-officer employee of Roxio. While serving as a non-officer employee of Roxio, Elliot Carpenter will (i) provide reasonable assistance to the Chief Financial Officer of Roxio upon request by such Chief Financial Officer and (ii) make himself available by telephone to such Chief Financial Officer and to the Chief Executive Officer of Roxio at reasonable times and for reasonable periods to respond to inquiries and questions relating to his duties to date with Roxio. Elliot Carpenter agrees to cooperate with all reasonable requests from Roxio for information regarding his past and present duties. Elliot Carpenter’s employment with Roxio will be terminated by mutual agreement effective June 30, 2004.

b) As soon as practicable following the Effective Date Elliot Carpenter will be paid a lump sum cash payment equal to a prorated portion of his annual salary (prior to the effective date) where the proration is based on the number of days from the Effective Date through June 30, 2004 divided by 365 days. This lump sum payment is subject to normal withholdings in accordance with the Company’s payroll practices and less the salary amount payable immediately below. From the Effective Date through June 30, 2004, Elliot Carpenter will continue to receive an annualized salary of $25,000, during which period he will be eligible for all employee benefits applicable to him prior to the Effective Date and applicable generally to employees, except any benefits specifically excluded in this Agreement. In addition and also subject to normal withholdings, Elliot Carpenter will be paid a lump sum for any accrued vacation up to and including the Effective Date. Roxio’s continued payment of the foregoing compensation to him is given as consideration for this Agreement and would not be otherwise due.

c) Elliot Carpenter has the responsibility to himself submit completed election paperwork necessary for his Roxio health, vision and dental benefits to continue, after June 30, 2004, pursuant to the Consolidated Omnibus Budget and Reconciliation Act (“COBRA”).

3. Resolution of Non-Salary Compensation: Roxio and Elliot Carpenter agree to the following arrangement regarding his stock options and Roxio’s bonus compensation system:

a) Roxio acknowledges that Elliot Carpenter currently has approximately 211,305 Roxio stock options which are scheduled to vest at various times. He will be given the right to exercise any of these Roxio stock options which have vested as of June 30, 2004, in accordance with the rules of the Roxio stock option plans. All aspects of his Roxio stock options will be governed by the applicable Roxio stock option plan.

b) Elliot Carpenter agrees and acknowledges that (i) he is not eligible for participation in the Roxio bonus compensation plan for fiscal year 2004, or subsequent years; (ii) he will cease to accrue vacation as of the

Effective Date and (iii) effective June 30, 2004, he will cease to vest in any stock options under any stock option plan of Roxio.

c) On June 30, 2004, Elliot Carpenter will be paid any other vested benefits which have accrued as of the date of termination.

4. Elliot Carpenter’s Consideration for Agreement: Elliot Carpenter provides the following consideration in support of this Agreement:

a) In consideration for the payments and undertakings described above, Elliot Carpenter, individually and on behalf of his representatives, successors, and assigns, completely releases and forever discharges Roxio, Adaptec, Inc., their respective shareholders, employees, agents, owners, officers and directors, Board Members, and all other representatives, subsidiaries, divisions, attorneys, successors, and assigns (collectively, the “Releasees”) from any and all claims, obligations, and causes of action, known or unknown, which Elliot Carpenter may now have, or has ever had, against any of the Releasees, arising from or in any way connected with his employment relationship with Roxio, any actions during that employment relationship, or the termination of that employment relationship (the “Release”). This Release covers all statutory, common law, constitutional and other claims, including but not limited to: “wrongful discharge” and “constructive discharge” claims; claims relating to any contracts of employment, express or implied; claims for defamation, misrepresentation, fraud, or breach of the covenant of good faith and fair dealing; tort claims of any nature, whether negligent or intentional; claims for attorney’s fees or costs; claims under federal, state or municipal statute or ordinance, including but not limited to claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, any section of California Labor Code or Civil Code, the California Constitution, the Federal Rehabilitation Act of 1973, the Family and Medical Leave Act, the California Family Rights Act, the Worker Adjustment and Retraining Notification Act, and any other laws and regulations relating to employment, employment discrimination, and employment termination.

b) Elliot Carpenter further agrees that on June 30, 2004, he will enter into an additional Release (similar in nature and scope as to 4a above) for any and all claims from the date hereof through June 30, 2004.

5. Waiver of Unknown Future Claims: Elliot Carpenter has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.

Elliot Carpenter acknowledges that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntary chooses to waive this right. Having been so apprised, he nevertheless hereby voluntarily waives the rights described in Section 1542, and elects to assume all risks for claims that now exist in his favor known or unknown, arising from the subject matter of this Agreement.

6. Confidentiality of Agreement: Elliot Carpenter agrees that the existence, terms and conditions of this Agreement, including any and all references to any alleged underlying claims, are strictly confidential. He shall not disclose, discuss or reveal the existence or the terms of this Agreement to any persons, entities or organizations except to his spouse, attorney, financial advisor, or as required by court order.

7. Savings Clause: Should any of the provisions of this Agreement be determined to be invalid by a court or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein. California law shall govern the validity and interpretation of this Agreement.

8. Preparation of Agreement: Regardless of which party initially drafted this Agreement, it shall not be construed against any one party, and shall be construed and enforced as a mutually prepared Agreement.

9. Mandatory Arbitration Clause: Elliot Carpenter and Roxio agree that any action to enforce the terms and conditions of this Agreement or for the breach of this Agreement, shall be referred to final and binding arbitration. Any arbitration proceeding will be governed by the rules, procedures, and protocols of the American Arbitration Association and by the Federal Arbitration Act. The parties hereto expressly waive their rights, if any, to have any such matters heard by a court or jury, or administrative agency whether federal or state.

10. Complete and Voluntary Agreement: This Agreement constitutes the entire understanding of the parties on the subjects covered. Elliot Carpenter expressly acknowledges and warrants that he has read and fully understands this Agreement; that he has had the opportunity to seek legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; that Roxio has advised him to consult with an attorney prior to signing this Agreement; that he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that he is executing this Agreement voluntarily, free of any duress or coercion.

11. Effective Date: This Agreement is effective on day it is executed by Elliot Carpenter.

Dated:	11/14/2003	By:	/s/ R. ELLIOT CARPENTER (Employee)

Dated:	11/14/2003	By:	/s/ WM. CHRISTOPHER GOROG (Roxio)